Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact: Amber Wallace
Senior Vice President, Marketing
330-702-8427 Office
330-720-6441 Mobile
FARMERS NATIONAL BANC CORP. ANNOUNCES
APPOINTMENT OF BOARD MEMBER
Canfield, October 13, 2011 — Farmers National Banc Corp. (NASDAQ: FMNB), holding company for the Farmers National Bank of Canfield, is pleased to announce today that the Company’s Board of Directors approved the appointment of Gregg Strollo, AIA as an independent Non-Executive Director for Farmers National Banc Corp. and Farmers National Bank of Canfield effective October 11, 2011. Mr. Strollo fills the vacancy on the Board created by the recent retirement of Mr. Frank L. Paden.
Mr. Strollo currently serves as a Partner, Architect and President of Strollo Architects where he has had principal responsibilities on over 1,000 projects worth more than $1 billion. His areas of experience are in program analysis, planning, design, compliance and quality control. During Mr. Strollo’s tenure, the company has grown from an eight person firm to one of the largest privately held Architecture/Interior Design organizations between Cleveland and Pittsburgh.
Mr. Strollo’s longtime commitment to community service is evidenced by his involvement at the Board/Trustee level of dozens of local, regional and statewide agencies. Included among those he has served or is currently serving are the Youngstown Y.M.C.A., the Better Business Bureau, the State Board of the A.I.A., the Board of Governors of the Ohio Golf Association, the Youngstown Board of Trade, the Youngstown Revitalization Foundation, the Youngstown Central Area Community Improvement Corporation, the Youngstown Rotary, the Mahoning County Diagnostic and Evaluation Clinic, the Children’s Challenge Foundation, Big Brothers/Big Sisters, Goodwill, the Notre Dame Alumni Association, the Eastern Ohio Chapter of the American Institute of Architects and the Youngstown/Warren Regional Chamber of Commerce.
“Gregg is strongly rooted in the Mahoning Valley and his perspective on community will help to support the Board’s like-minded philosophy,” said John S. Gulas, President & CEO. “As our Board continues to focus on initiatives to increase shareholder value and community development, Gregg will provide valuable insight as a Board member,” stated Gulas.

“Gregg’s commitment to the people of the Mahoning Valley and his longstanding involvement with our business community will add great value to our Board,” said Lance Ciroli, Chairman of the Board. “Also, his expertise in process management will serve as an asset to the Board as we develop structures to support management’s initiatives,” stated Ciroli.
Mr. Strollo is a graduate of Cardinal Mooney and the University of Notre Dame earning a Bachelor of Architecture degree from the College of Engineering. He has been married to his wife, Rochelle, for 15 years. They have a daughter, Francesca Rose (14), and a son, Rebell Mason (12). Mr. Strollo and his family reside in Poland, Ohio.
Farmers National Bank is the Mahoning Valley’s leading community bank, with over $1 Billion in assets. With 18 locations and two Trust offices located throughout Columbiana, Mahoning Trumbull and Stark counties, Farmers offers a full array of financial services to include Farmers National Investments, Farmers Trust Company and Farmers National Insurance.
Founded in 1887, Farmers has been community-minded and committed to the Valley for over 124 years. Throughout the recent financial crisis, Farmers has shown great strength by continuing rock-solid business and lending practices that help the individuals and businesses in our communities thrive and survive.
For years to come, Farmers National Bank will continue to strive for innovative solutions for our customers, associates, shareholders and the community.
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